Exhibit 99.1

CONTACTS:        Investors:

Anna Marie Dunlap

SVP Investor Relations

714-424-2678

Media:

Kent Jenkins

VP Public Affairs Communications

202-682-9494

Corinthian Colleges Reports Third Quarter 2013 Results

SANTA ANA, Calif., April 30, 2013 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2013.  Results for the quarter were within the company’s previous guidance ranges for revenue, earnings per share, and new student enrollment.

“During the third quarter we continued to focus on student outcomes and initiatives to increase our student population, improve operational efficiency, and diversify revenue,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “Excluding the impact of losing Ability-to-Benefit (ATB) students, our new enrollments were up slightly in the quarter and our student population has been stabilizing relative to our peers over the last few quarters.”

“Total new student enrollment was down 5.7%, primarily due to the loss of ATB students in the Everest ground schools,” Massimino said. “In addition, new Online Learning student enrollments declined slightly quarter over quarter, as we continue to work through staffing, technology and workflow process issues in Online admissions and student finance.”

“We are pursuing a number of initiatives to achieve more consistent growth,” Massimino said. “We implemented 42 new programs at 20 campuses during the quarter, and our GED program enrollment continues to grow. We believe the GED program will benefit the communities we serve and has the potential to help increase our campus enrollments over time. In addition, in recent months there have been a substantial number of competitor school closures in our service areas.  Given macroeconomic and other factors, we expect to see more industry consolidation in the months ahead. We will continue to work with regulators and school companies to accept and serve transfer students related to such closures.”

Comparing the third quarter of fiscal 2013 with the same quarter of the prior year (Note: results for continuing operations only):

•                  Net revenue was $400.2 million versus $407.9 million, a decrease of 1.9%.

•                  Total student population at March 31, 2013 was 87,776 versus 93,620 at March 31, 2012, a decrease of 6.2%.

•                  New student enrollments totaled 26,738 versus 28,355, a decrease of 5.7%.

•                  Non-ATB new student enrollments totaled 26,374 versus 26,042, an increase of 1.3%.

•                  Operating income was $12.6 million, compared with operating income of $27.5 million, which excludes $1.3 million and $3.2 million in impairment and severance charges in Q3 13 and Q3 12, respectively.

•                  Income from continuing operations (after tax) was $3.1 million, compared with $13.6 million, excluding impairment and severance charges in both periods.

•                  Diluted earnings per share from continuing operations were $0.04, versus diluted earnings per share of $0.16, excluding impairment and severance charges in both periods.

Financial Review

Educational services expenses were 60.9% of revenue in Q3 13 versus 59.5% in Q3 12.  The increase was primarily due to an increase in bad debt. Bad debt increased to 3.4% of revenue in Q3 13 versus 2.5% of revenue in Q3 12, due to systems conversion issues.

Marketing and admissions expenses were 25.7% of revenue in Q3 13 versus 24.2% in Q3 12.  The increase is primarily the result of higher advertising and lead generation expenses per new enrollment.

General and administrative expenses were 10.2% of revenue in Q3 13 versus 9.6% in Q3 12.  The increase is primarily due to an increase in professional services expenses.

The operating margin was 3.2% in Q3 13 versus 6.8% in Q3 12, excluding impairment and severance charges in both time periods.

Cash and cash equivalents totaled $43.9 million at March 31, 2013, compared with $72.5 million at June 30, 2012.  The decrease in cash is primarily due to the net repayment of borrowings under our credit facility, partially offset by the timing of cash receipts and payments.

Debt and capital leases (including current portion) totaled $30.7 million at March 31, 2013, compared with $149.0 million at June 30, 2012.  The decrease is due to the net repayment of borrowings under our credit facility.

Cash flow from operations was $128.8 million in the first nine months of FY 13, versus $195.7 million in the same period of the prior year. The decrease is primarily due to the timing of cash receipts and payments.

Capital expenditures were $28.6 million for the first nine months of fiscal 2013, versus $31.0 million in the same period last year. The decrease is primarily the result of opening fewer new campuses.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth	Non-ATB New Student Growth
Q4 13	$378 - $388 million	$0.03 - $0.05	(3-5%)	7-9%

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss third quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through Monday, May 6th.  The playback can be reached by dialing (855) 859-2056 and using passcode 24281088.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 113 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our initiatives to focus on student outcomes, increase our student population, improve operational efficiency, diversify revenue and achieve more consistent growth; our belief that launching new diploma programs in ground schools and offering free GED preparation programs at some Everest campuses will help increase enrollment over time; our expectation that competitor campus closures will continue and that our enrollment will increase as a result of such closures; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from the loss of ATB students; the uncertain outcome of the Department of Education’s (“ED’s”) determination related to our financial responsibility composite score; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations (unaudited)

	For the three months ended March 31,		For the nine months ended March 31,

2013

2012

2013

2012

Net revenues	$400,167	$407,857	$1,216,277	$1,191,289
Operating expenses
Educational services	243,736	242,483	743,811	722,861
General and administrative	41,012	39,089	126,245	131,015
Marketing and admissions	102,794	98,742	303,996	292,981
Impairment, facility closing and severance charges	1,279	3,221	2,039	15,164
Total operating expenses	388,821	383,535	1,176,091	1,162,021
Income from operations	11,346	24,322	40,186	29,268
Interest income	158	665	523	1,569
Interest expense	(1,336)	(2,394)	(3,841)	(7,774)
Other expense, net	(6,352)	(3,425)	(16,761)	(6,576)

Income from continuing operations before provision for income taxes	3,816	19,168	20,107	16,487
Provision for income taxes	1,439	7,490	7,760	6,181
Income from continuing operations	2,377	11,678	12,347	10,306
Loss from discontinued operations, net of tax	(3,397)	(7,589)	(11,856)	(14,059)
Net income (loss)	$(1,020)	$4,089	$491	$(3,753)
Income (loss) per share—basic
Income from continuing operations	$0.03	$0.14	$0.14	$0.12
Loss from discontinued operations	$(0.04)	$(0.09)	$(0.13)	$(0.16)
Income (loss) per share—diluted
Income from continuing operations	$0.03	$0.14	$0.14	$0.12
Loss from discontinued operations	$(0.04)	$(0.09)	$(0.13)	$(0.16)
Weighted average number of common shares outstanding
Basic	86,065	85,080	85,780	84,918
Diluted	87,097	86,124	86,616	85,446

Selected Consolidated Balance Sheet Data (Unaudited)

	March 31, 2013	June 30, 2012

Cash and cash equivalents	$43,899	$72,525
Receivables, net (including long term notes receivable)	$176,184	$197,763
Current assets	$298,939	$356,345
Total assets	$996,173	$1,064,513
Current liabilities	$325,359	$284,154
Total debt and capital leases	$30,673	$148,974
Total liabilities	$424,946	$499,598
Total stockholders’ equity	$571,227	$564,915